EXHIBIT 99.03

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EDITED TRANSCRIPT
AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: MAY 02, 2012 / 12:00PM  GMT

OVERVIEW:
AB reported 1Q12 GAAP net revenues of $682m, GAAP net income of $87m and adjusted earnings per unit of $0.29.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman of the Board and CEO
 Ed Farrell AllianceBernstein Holding L.P. - Controller and Interim CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Michael Kim Sandler O'Neill & Partners - Analyst
 Steve Fullerton Citigroup - Analyst
 Chris Spahr CLSA Limited - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Marc Irizarry Goldman Sachs - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the AllianceBernstein first quarter 2012 earnings review. At is this time all participants are in a listen only mode. After the remarks there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Matthew. Good morning, everyone, and welcome to our first quarter 2012 earnings review. As a reminder, this conference call is being web cast and accompanied by a slide presentation that can be found in the investor relation section of our website. Our Chairman and CEO, Peter Kraus, and our Controller and Interim CFO, Ed Farrell, will present our financial results today. Our Chief Operating Officer, Jim Gingrich, is with us as well and will participate in the question and answer portion of this call.

Now I would like to point out the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2011 Form 10-K and in our first quarter 2012 Form 10-Q, which we filed this morning. I'd also like to remind you that under Regulation FD, management may only address questions of the material nature from the investment community in the public forum. So please ask all such questions during this call.

Now, I will turn the call to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Thanks, Andrea. And thanks, everybody, for joining our first quarter earnings call. As Andrea noted, I will go over the business highlights. Ed will then go over the financials, and our COO Jim Gingrich, who is here as well, will join Ed and I for questions at the end.

So, let's start the morning with slide 3. In a more constructive operating environment, we were able to deliver better investment performance for our clients and much stronger financial results this quarter than last. Gross sales were $18.1 billion and were up 21% from the fourth quarter of 2011 and 15% from the same period last year. That is our highest since second quarter 2010 when sales were $18.8 billion, very close to this quarter's number. Net outflows were down versus prior periods. And that includes the impact of last year's AXA asset sales, which I will discuss in a moment. AUM increased 3% from year end 2011 due to both market appreciation and net new flows to retail, a business that performed extremely well in the first quarter.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Our retail strength is clear from the distribution channel view on slide 4. If you take a look, retail gross sales of $12.9 billion were 81% higher than the fourth quarter and 66% higher than 2011's quarterly average. This is our best retail sales quarter since the second quarter of 2007 when sales were $13.6 billion, again pretty close to this year's level. While Asia remains our strongest market, we had growth across regions, asset classes and both new and longstanding products. As a result, retail had net inflows of $2.3 billion, our first positive flow quarter since early 2010 when inflows were $2.5 billion. Inflows would have been stronger were it not for about $600 million in redemptions related to prior year AXA asset sales in Canada and Australia that hit during the quarter.

In Private Client, gross sales of $1.4 billion were down from the prior quarter. The redemptions moderated, and that kept net outflows flat. In Institutional, gross sales of $3.8 billion were down sequentially and year-over-year. CRS sales were much lighter this quarter compared with the large fundings we saw in the two comparable prior quarters. As expected, we had about $5.2 billion in institutional redemptions related to AXA's asset sales last year. This pushed outflows higher for the second consecutive quarter.

Slide 5 breaks out the impact of this dynamic on institutional flows more clearly. As you can see from the chart at the top right, absent the AXA impact, outflows have been stable since the third quarter of 2011, and were substantially better than the first and the second quarter of last year. As you I'm sure noted, we also added to our pipeline during the quarter; 40% of our $6.6 billion pipeline at quarter end represented new additions including in diverse services like Emerging Market Debt, Global Credit and Small Cap Growth. In fact we are seeing increased RFP activity in both Fixed Income and Equities. In Fixed Income we had first quarter wins in US High Yield and Global Plus for defined contribution and pitched for new business in Global Credit, Global Investment Grade, High Income and Munis. In Equities, we had wins in Market Neutral, US Small Cap Growth, and we are getting into more searches for Emerging Market Value, Japan Strategic Value and Select US Equity. Maintaining our recent improvement in investment performance will be a key factor in winning more business going forward.

As you can see on slide 6, many of our services beat their benchmarks in the first quarter. Most of our fixed income strategies continue to outperform. Global High Income, Global Fixed Income and Diversified Yield have all beat their benchmarks for the quarter, one-, three- and five-year periods. In Equities, consistent out-performers like US Small Cap Value, US Small Cap Growth and US Small/Mid Cap Growth lead in all time periods as well. And the first quarter is a column of green for Large Cap. In fact, US Strategic Value, Emerging Market Value, US Large Cap Growth all ranked in the top quartile ranked by eVestment for the quarter. We've said for a while now that in more rational markets we would once again be rewarded for stock level research and style pure investment discipline in growth and value. We began to see signs of that in the first quarter of 2012. At the same time, we have worked hard to offer an array of equity services along the risk and return spectrum that meet client needs of today and their needs into the future.

Turning to our retail business, highlighted on slide 7, our results this quarter clearly demonstrate our strategy of innovating with new products is resonating with clients around the world. Gross sales were the highest in nearly five years, with regional sales increases that range from double to triple digits. New product sales were $1.9 billion during the first quarter of 2012, up 32% from the fourth quarter of 2011. They accounted for 15% of total retail gross sales in the quarter, higher in absolute terms but lower as a percentage of the total given how strong sales were overall.

The chart at the bottom right singles out some top sellers, including American Income and Asia ex-Japan Equity, which sold particularly well in Asia. At the bottom left you can see some of our fastest growing new products. Our inflation suite of products, Muni Bond Inflation, Real Asset and Bond Inflation, have together attracted nearly $1 billion in retail and private client assets since we launched them in 2010. And in less than a year, our RMB Income Plus and Select US Equity Lux funds have already passed the $300 million mark. We've been successful in gathering assets because we are launching the right products in the right places and at the right time.

In Private Client, which is on slide 8, our assets and fees were up in the quarter, and a new training class started as well. We are focused on enhancing the elements of this business that set it apart. There are distinct advantages to our model, which our clients appreciate today more than ever. First and foremost, we manage our client's money. That gives us unique insights into underlying portfolios and the ability to tailor risk management to a client's specific asset allocation with dynamic asset allocation. We monitor individual accounts to systematically rebalance them and make trades that take into account an individual's specific income tax rate.

Using these tools and a proprietary core capital model, we fully customize allocation by client offering them a greater probability of success in meeting their financial goals, and we are disciplined investors with a process for constructing client portfolios in a consistent way. We are accountable to our clients year in and year out and deliver strong results over investment cycles while avoiding the pitfalls of performance chasing. Delivering for our clients is our primary goal, and we have made a series of enhancements to client portfolios over the past two years that aim to mitigate risk and produce more consistent returns over time.

First, we introduced DAA, the strategy that has been successful in reducing volatility in client portfolios since we began implementing it in 2010. Then we added new alpha and beta sources in offerings like Real Assets, Bond Inflation and Alternatives. Now, we are enhancing our US equity advice model with Strategic Equities, an integrative portfolio designed to harness our highest conviction ideas in growth and in value and small and mid-cap and shorter time horizon equity strategies. With this new approach, we maintain our growth and value orientation, while at the same time, tapping into a broader universe of investment opportunities and research ideas.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

I will wrap up the business highlights with Bernstein Research Services on slide 9. Sell-side revenues were up 16% sequentially. BRS trading volumes rose in the quarter despite a 6% decline in US aggregate trading volumes. Year-over-year our revenues were down 11% versus a 13% drop in volumes. The story with this business remains growth of our global platform and research recognition. We focused on building out our capabilities and are particularly pleased with our success so far in Asia.

As you can see from the chart at the top right, the growth in both revenues and new clients for our Hong Kong-based Asian sell-side business has been explosive. And we hired new consumer and insurance analysts there in the first quarter of 2012 as well. In the US, we again scored high on an annual survey of portfolio managers. SCB earned the highest composite score across all research and analyst quality metrics, including service, research, knowledge, creativity and, of course, trust. I am more confident than ever that continuing to invest in this leading global research franchise is our best strategy for growing and gaining share long term.

Firm-wide we remain focused on our long-term strategic initiatives, and our progress was even clearer in the quarter's improved operating environment. On slide 10, we recap our most recent accomplishments. On the performance front, our European and Asian Fixed Income franchises were recognized again and again in Lipper's 2012 global retail surveys. Diversification and innovation are driving sales and net flows, particularly in fixed income and retail. In alternatives, we recently completed the successful close of our first US Real Estate fund with nearly $700 million in capital commitments plus another $200 million in co-investment capital from key strategic investors. And we just won a new UK DC client with a $200 million initial mandate.

Finally, we reduced our non-comp expenses like T&E, communication costs and professional fees, and we are managing our comp ratio to stay within our stated 50% cap. This contributed to the quarter's margin expansion. We also successfully subleased more than 90,000 square feet in New York as we consolidate space on a region by region basis. We will begin to see the positive impact on our P&L in 2013. This is long term work, and it's by no means linear. We know from prior years that anything can happen from here. So, while it's early yet, the first quarter was a strong one for AB and further proved that our strategy to build the firm of the future is working.

Now I'm going to hand it over to Ed for a detailed review of the financials.

Ed Farrell - AllianceBernstein Holding L.P. - Controller and Interim CFO

Thank you, Peter. Before getting into the first quarter financials, earlier this morning we reported GAAP earnings and a distribution of $0.26 per unit. I'm going to begin by reviewing our adjusted financials at a high level on slide 12. Then I will go into more detail around the major variances in the coming slides.

Adjusted revenues increased sequentially in the first quarter as a result of improved operating conditions, but declined versus the prior year period. Adjusted expenses declined both sequentially and year-on-year. For the first quarter, our adjusted operating margin was 18%, an improvement from 7% from Q4 2011 but down 4 percentage points from Q1 2011. Adjusted earnings per unit was $0.29 in Q1, up $0.22 sequentially and down $0.12 from the prior year period.

Now I'll review our GAAP income statement on slide 13. Quarterly net revenues of $682 million improved 9% sequentially. Versus the prior year period, revenues declined 10% from $755 million. Operating expenses of $581 million declined 50% from Q4 and 6% from Q1 2011. It is important to remember that the sequential variances in our GAAP metrics are largely driven by the fourth quarter $587 million non-cash charge related to the acceleration of our deferred compensation awards and the true up of the 2011 full year compensation ratio. Net income for the first quarter was $87 million.

Now I'll review our quarterly revenues in more detail on slide 14. Base fees increased by $7 million, or 2% sequentially. This is in line with the increase in average AUM shown on an earlier slide. Bernstein Research revenues improved $14 million, or 16%, from the prior quarter as our trading activity improved in all regions where we operate. We had investment gains of $31 million in the first quarter versus $3 million in losses in Q4 2011. The gains in our seed capital -- the gains were in our seed capital and deferred compensation related investments, as well as the AB Venture fund in which we have a minority interest. We continue to develop new products and ended Q1 2012 with $536 million in seed capital investments, an increase of $80 million in the quarter of which $30 million was market appreciation.

Approximately two-thirds of our seed capital investments are hedged against market risk, and any gains or losses can be directly attributed to the portfolio manager generating positive or negative alpha. On an adjusted basis, net revenues were up 7% sequentially attributed to improved Bernstein Research revenues, investment gains and a 2% improvement in base fees. Compared to the prior year period, investment gains increased due to strong first quarter performance, yet base fees were lower by $87 million, or 17%, year-over-year. This is due in part to the 13% decline in average AUM over this period and a continued shift over the last year from Equity to Fixed Income and non-actively managed assets. Together these assets now account for 70% of our AUM versus 56% one year ago. As Peter mentioned earlier, Bernstein Research revenues declined 11% year-over-year versus a 13% drop in US trading volumes. On an adjusted basis, net revenues were down 15% from the prior-year quarter due to lower base fees and Bernstein Research revenues, partially offset by higher gains in seed capital investments.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Now let's review our expenses on slide 15. As I previously mentioned, first quarter GAAP operating expenses declined by 50% sequentially due to the deferred compensation charge in the prior quarter and the impact of our non-compensation related cost savings initiatives. Including the charge, total comp and benefits decreased 66% sequentially. Excluding the charge, total compensation and benefit expense of $303 million in Q1 2012 increased 1% due to an increase in adjusted revenues offset by a decrease in the compensation ratio in the fourth quarter of 2011. We are managing a full comp -- full year compensation ratio to stay within the 50% of adjusted revenues. Versus the prior year quarter, total comp and benefits declined by 11%. This is due primarily to the decline in adjusted revenues. We ended the first quarter with 3,500 employees, down 7% from year end.

Now looking at our non-compensation expenses, promotion and servicing were up 3% sequentially, primarily due to higher volume-related costs, which were partially offset by lower T&E and printing. The 1% year-over-year decline is a result of lower T&E trade execution transfer fees offset by volume-related expenses. In the current quarter, we received a $6.5 [million] class action fund distribution [company corrected after the call]. Let me stress that this should not be considered a run rate adjustment to G&A. Excluding this credit, G&A costs were down 6% sequentially due primarily to lower professional fees and office related costs. Versus the prior-year period, G&A expenses, again excluding the class action fund distribution, were down 1%. This decline is due to lower technology related costs and professional fees. As Peter mentioned, in the first quarter we sublet over 90,000 square feet in the New York area representing -- which we recorded of $9.3 million charge in the fee area. On an adjusted basis, operating expenses declined 6% sequentially and 10% versus the prior year period.

Now let's move on to Slide 16. This summarizes the adjustments we make to get from GAAP to adjusted earnings. After the changes we made to our plan last year, the deferred compensation adjustment will be minimal on a go-forward basis. I just mentioned the real estate charge we had in the current quarter. And, finally, we adjust for non-controlling interest. Q1 2012 adjusted operating income was $101 million, or a 174% sequential increase from $37 million.

Our adjusted margin was 18% in the quarter. The factors that drove the margin expansion were higher Bernstein Research revenues and investment gains, lowered non-comp expenses, and the compensation true up in the fourth quarter to reach our full year compensation ratio target. Versus the prior-year period, adjusted operating income of $101 million decreased 30% from $144 million. That said, by nearly every financial measure, Q1 2012 was a better quarter than Q4 2011. Our flows improved, revenues were higher and expenses were lower as we continue to execute our cost reduction efforts. Together, these factors are yielding the unit holders' better financial results.

Peter, Jim and I will answer any questions you might have.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Matthew, I think we are ready to open the line for Q&A.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

QUESTION AND ANSWER

Operator

Certainly.  (Operator Instructions) Michael Kim.

Michael Kim - Sandler O'Neill & Partners - Analyst

First, one of your competitors is rumored to be in the market to divest its private client business. Maybe they view it as somewhat of a non-core segment in terms how they are trying to position their franchise. I know you view your private client business differently. So can you just talk about how you see that business evolving and where you are gaining traction or market share?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Sure, Michael. Our private client business is absolutely essential and critical to our firm-wide efforts. It has been a long-term part of the firm. It is central to our philosophy of servicing clients. We think we actually provide a service to individual clients that is unique in the industry, and we have talked about that many times during the earnings call. We see that business as a growth opportunity for us in the United States over time. And I cannot imagine AllianceBernstein not having the private client business and not continuing to grow it. It is just so essential and integrated into our advice and into sort of the way in which we intend to manage our clients' wealth over time. So, I think any opportunities for us to grow that business, including adding by acquisition, although it's hard to do and unusual, is something that we would continue to pursue and continue to think about. From our perspective, we see the private client business as a core business of the firm, a unique set of activities and products and services that we provide in the marketplace -- unique vis-a-vis the competition and one that we think will grow handsomely over time.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. That's helpful. And then in just in terms of costs -- you continue to streamline the expense base. Just curious how you are thinking about incremental savings from here, maybe as it relates to occupancy or G&A. And then just your expectations for headcount going forward.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Michael, it's Jim. I think as we indicated last time we still -- while we are making progress, we still have a lot of work to do in occupancy and other parts of our non-compensation cost structure. So, we -- it's unfortunate that that work takes time. So, as Peter and Ed indicated, while we are making progress in the current quarter in terms of subleasing existing space, that will only show up in 2013. But I would anticipate that we will continue to make slow but steady progress across our entire non-compensation cost structure. With respect to head count, I think that we feel good about where we are at. We've made progress in the first quarter. A lot of tough decisions were made, but it's something that we always will continue to take a look at, again, as we have indicated in the past to make sure our head counts align with revenue.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. That's helpful. Thank you for taking my questions.

Operator

Bill Katz.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Steve Fullerton - Citigroup - Analyst

Hi. This is actually Steve Fullerton filling in for Bill. I was wondering if you could give some color around volumes in Private Client thus far in the second quarter, and what it's going to take to get to positive flows in Private Client.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Steve, thank you for filling in for Bill. In terms of Private Client flows for April, we will probably have some information for you the next few weeks. As you know, we do put out our monthly asset flow information. I think Private Client flows in general have not been positive over the last few years reflecting the challenged performance that we had. I think we have continued to, though, show strong inflows in the business. In other words, it's not as if we're not actually adding new clients. And I think that as the performance abates, or the poor performance abates, and as some of these new strategies that we put in place and particularly the Strategic Equity strategy becomes known to our clients and prospects. But we expect that will do two things -- one, alleviate some the outflow that has occurred because of the challenged performance in '08, '10 and '11, but also add new clients. Because, as we said in the discussion, we really believe what we are providing clients is unique, and one of the most difficult things in the private client business is differentiating yourself. Many of the services look very similar. And what I think is special about the Bernstein private client business is what we offer clients is truly unique. And I think that that will have the dividends over time.

Steve Fullerton - Citigroup - Analyst

Okay. Great. And just one follow-up -- what should we be using for normalized G&A moving forward?

Ed Farrell - AllianceBernstein Holding L.P. - Controller and Interim CFO

I would use the number about $130 million going forward. And, as Jim mentioned earlier, as we continue to make some decisions with real estate, that number will go down but it will trail in future periods.

Steve Fullerton - Citigroup - Analyst

Okay. Great. Thank you.

Operator

Chris Spahr.

Chris Spahr - CLSA Limited - Analyst

I'm wondering about the strong relative performance if that's continued into April versus the first quarter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, we don't obviously disclose all of the institutional accounts. I think the Lipper information you can get, and that is public. But most of our products have continued to perform well into April. The Large Cap Equity products have done less well but still have maintained most of their relative position -- relative to peers that is. The Fixed Income products continue to do well, and the Specialty Equity products continue to do well. April was obviously a challenging month in the market and so obviously challenged investors all over the world.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Chris Spahr - CLSA Limited - Analyst

Okay. And just making sure I understand everything -- you have been expecting a good rebound in your three-year numbers as the weak '08 and 09' performance rolls off. But not clear if that's going to be the case at least in Large Cap what the one year numbers. What is your current take on the relative performance for the three years.

Peter Kraus - Alliancebernstein Holding LP - Chairman of the Board and CEO

I think we have mentioned to you that we were going to have a six month period where our numbers would look actually pretty attractive because, as you recall, in '09 we had significant out-performance for the market bottom. I think it was March '09 -- March 9, '09, to sometime in early 2010. And that that was going to create positive -- very positive -- performance for us on a relative basis. But that that wasn't going to last because, of course, the latter part of 2010 and 2011 were challenged for us. I don't have the numbers in front of me, Chris, but I would expect that what is going to be relevant for us is our performance in 2012 going forward and not bank on the fact that our three-year numbers are going to look particularly strong because we know we had a challenged 2011.

Chris Spahr - CLSA Limited - Analyst

Okay. Thank you.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

By the way, that comment is specific to the Large Cap Equity services. That's not the case for many of the Small Cap services, Specialty services and Equity and not the case for Fixed Income.

Operator

Cynthia Mayer.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Maybe just a follow-up on that since Small and SMID are doing so well. Could you break out about how many assets those are?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I don't have them at my finger tips. But we will try to get that information to you, Cynthia.

Cynthia Mayer - BofA Merrill Lynch - Analyst

And looking at slide four, it looked like the Retail Gross Sales were up and Private Client was down a little bit but not much. But Institutional Channel gross sales really fell off. Where did you see the drop off there, which products?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I think as we noted CRS sales were light in the quarter compared to previous quarters when they were much stronger. The CRS sales -- defined contribution sales tend to be lumpy. There are large corporate plans that assigned mandates episodically effectively throughout the year, and when they do, they are actually quite large when they happen. And that was the major reason why the first quarter was lower.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. And then maybe one more product question, if I may, which is it looks like overseas sales of the Global High Yield and American Income funds were doing really well. Are those hedged, or are they viewed at all as products to -- for overseas investors to get dollar exposure?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Some of those products are hedged. Our currency risk in the products are substantially lesser or smaller than some of the competitive products. That is one of the competitive advantages we think we have in that space.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Any particular reason those are excelling? Is that the main reason you think they are doing well versus competitors? Or just anything else we should take a look at?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

We think the returns are more consistent over time through more volatile markets. And we think people want consistency in returns, and they want yield, and those products provide both. They also are unconstrained bond products so they allow the portfolio managers to allocate to what the portfolio manager sees as relative value in fixed income markets. And that allows the returns one to be more stable, and, as we have performed in the last few years, those returns to be attractive. I think that the product's consistency in both levels of volatility and return have actually attracted lots of investors to that space.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. And lastly are the AXA shifts and outflows over by now?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

There is I think some money that will go out in the balance of the year. And I don't remember the exact number but maybe Ed does.

Ed Farrell - AllianceBernstein Holding L.P. – Controller and Interim CFO

And in June we anticipate about $2 billion out and then we jump fast forward and go out to 2015, and there is another approximately $2 billion then.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Great. Thank you.

Operator

Marc Irizarry.

Marc Irizarry - Goldman Sachs - Analyst

Peter, thanks for the disclosure on the sales -- the gross sales by region on a gross basis. Can you give a little bit of perspective in terms of those markets -- what's happening, maybe with retail, redemptions in the US versus the rest of the world?

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, I think the United States for us -- let's separate the marketplace from what's happening for AllianceBernstein. I'm not going to comment on the marketplace. You know those numbers better than I. What's happening for us in retail around the world is we continue to have significant penetration and success in Asia -- as you can see all over Asia. We've done I think a very effective job as building the brand and having, as I said earlier, consistent products. And we don't see, absent market changes, if the markets remain as they are, I think that we are comfortable in our position in Asia and think that what we have produced there had in terms of gross sales will be consistent. The opportunity for us is Europe and the United States where our penetration has been less. And I think that some of the momentum that we are looking to build in the future will come from those two markets as we do a better job with a broader set of services in the US marketplace and in the European marketplace. I'm sure you noticed in our fixed income activities we actually launched an ad campaign -- somewhat unusual for us -- launched at Fixed Income called Code Breakers. And I think that that's had a lot of excitement around it for us and a lot of excitement around it for the wholesaling force and the FAs who utilize our products. So, I guess I would just leave you with the impression, Mark, that we think that there is positive momentum in that retail space in the US and in Europe and that it's pretty much business as usual which has been quite good for us in Asia.

Marc Irizarry - Goldman Sachs - Analyst

Okay, helpful. Then, just in the first quarter, Institutional business, like I see the AXA-related outflows. Was there maybe seasonal or annual sort of rebalancing that happened this quarter with institutions that you can maybe dimension in some way? Or is that something that maybe we will see going forward? Or was there any sort of annual rebalancing that might have happened within the Institutional world?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, as I mentioned to Cynthia in response to her question, that the levels are lower in Institutional in the first quarter versus the quarters due to the CRS fundings in prior quarters which we didn't have as many of in the first quarter. So that relates to the level. As it relates to the sort of tenor of the market, if that's your question -- what's going on in the Institutional space? For us, we have seen increased RFP activity. And, as you can see in the pipeline, that pipeline number is as large as it's been at least since I came to the firm. So I think that those are interesting signs that probably reflect some increased momentum and attractiveness of the AllianceBernstein investment platform.

I think, on a general note, what's going on in Institutions in terms of how do they allocate their assets, I still think there is not -- I don't think we have seen a point of inflection where institutions decided now they are going to take more risk. I still think that in the defined benefit world there is a consistent glide toward de-risking either in the form of less active management, more fixed income, more LDI. But a sort of a persistent de-risking in the defined benefit market principally in the private side in the corporate world. In the public side, I think less pronounced and a willingness there to continue to have a risk element in the portfolio. In a defined contribution side, I think it looks pretty much like the retail market meaning that there's probably less risk taking than there has been in history and in the retail markets you have seen the equity outflows as much as I have that continues to be a market that is shunning risk.

Marc Irizarry - Goldman Sachs - Analyst

Okay, thanks.

Operator

(Operator Instructions) Michael Kim.

Michael Kim - Sandler O'Neill & Partners - Analyst

Just a quick follow-up question. Can you maybe quantify the G&A cost savings you expect to realize next year just relative to the current sort of $130 million run rate you mentioned earlier?

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

That's a fair question, but we were not going to project out what we think we will do next year with any sort of quantifiable numbers that you would find useful. But you should know that, as we have said, we are going to continue to work on this and to reduce those expenses. And that we would expect that would produce a better margin over time.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Is it fair to say -- I think last quarter you mentioned something like 5% to 10%. Is that sort of reasonable?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Again, Michael, we don't normally provide that type of guidance. I think, as Peter said, you should just take from what we are saying that we don't think our current margin levels are acceptable, and we are going to continue to work hard to improve them.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Fair enough. I thought I would take a shot.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

 No, no. All is fair. We don't mind.

Operator

(Operator Instructions) We have no further questions at this time. I will turn the call back over to our presenters.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone for participating in the call today. If you have any further questions, please feel free to contact me in Investor Relations. Thanks and have a great day.

Operator

This concludes today's conference call, you may now disconnect.

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MAY 02, 2012 / 12:00PM  GMT, AB - Q1 2012 AllianceBernstein Holding L.P. Earnings Conference Call

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